EXECUTION VERSION

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT

Dated as of September 22, 2016
among
BLOCK FINANCIAL LLC
as the Borrower

H&R BLOCK, INC.
as the Guarantor

JPMORGAN CHASE BANK, N.A.
as Administrative Agent, Issuing Bank and Swingline Lender

The Lenders Party Hereto
BANK OF AMERICA, N.A.
SUNTRUST BANK
TD BANK, N.A.
U.S. BANK NATIONAL ASSOCIATION
as Co-Syndication Agents

BBVA COMPASS
BMO HARRIS BANK, N.A.
PNC BANK, NATIONAL ASSOCIATION
REGIONS BANK
ROYAL BANK OF CANADA
WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

______________________________________________________________

JPMORGAN CHASE BANK, N.A.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
SUNTRUST ROBINSON HUMPHREY, INC.
TD SECURITIES (USA) LLC
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Book Managers

______________________________________________________________

‑i‑

‑ii‑

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SCHEDULES
2.01A        Commitments and Applicable Percentages
2.01B        Swingline Commitments
2.01C        Letter of Credit Commitments
3.04(a)        Guarantee Obligations
3.06        Disclosed Matters
3.13        Subsidiaries
6.04(b)        Additional Businesses
6.06        Existing Restrictions
10.01        Administrative Agent's Office; Certain Addresses for Notices
EXHIBITS
Form of
A        Revolving Loan Notice
B        Swingline Loan Notice
C        Note
D        Form of Certificate of Financial Officer (Compliance Certificate)
E        Assignment and Assumption

F‑1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

F‑2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

F‑3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

F‑4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

G	Form of Increasing Lender Supplement

H	Form of Augmenting Lender Supplement

‑iv‑

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT
This FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT is entered into as of September 22, 2016, among BLOCK FINANCIAL LLC, a Delaware limited liability company (the "Borrower"), H&R BLOCK, INC., a Missouri corporation (the "Guarantor"), each Lender, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender.
The Borrower, the Guarantor, the various financial institutions party thereto and JPMorgan Chase Bank, N.A. as administrative agent, entered into the Credit and Guarantee Agreement, dated as of September 21, 2015 (as amended through the date hereof, the "Existing Agreement").
The Borrower has requested that the Lenders amend and restate the Existing Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
"ABR Loan" means a Revolving Loan that bears interest at a rate determined by reference to the Alternate Base Rate.
"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
"Administrative Agent" means JPMorgan Chase Bank and its affiliates, in its or their capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
"Administrative Agent's Office" means the Administrative Agent's office at 10 S. Dearborn, Floor 7, Chicago, Illinois 60603-2003; or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in a form approved by the Administrative Agent.
"Affected Non-Material Subsidiaries" has the meaning assigned to such term in Section 5.01(c).

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"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, neither the Guarantor nor any of its Subsidiaries shall be deemed to Control any of its franchisees by virtue of provisions in the relevant franchise agreement regulating the business and operations of such franchisee.
"Agent Party" has the meaning assigned to it in Section 10.01(c)
"Aggregate Commitments" means the Commitments of all the Lenders.
"Aggregate Revolving Credit Exposure" means, at any time, the aggregate amount of all Lenders' Revolving Credit Exposure at such time.
"Agreement" means this First Amended and Restated Credit and Guarantee Agreement.
"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Guarantor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
"Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
"Applicable Rate" means, for any day, the rate per annum based on the Ratings in effect on such day, as set forth under the relevant column heading below:

		Applicable Rate for
			Eurodollar	Facility Fees
Category	Ratings	ABR Rate Loans	Loans	Payable Hereunder
I	Higher than or equal to: A by S&P or A2 by Moody's	0.000%	0.850%	0.150%
II	A‑ by S&P or A3 by Moody's	0.000%	0.925%	0.200%
III	BBB+ by S&P or Baa1 by Moody's	0.000%	1.000%	0.250%
IV	BBB by S&P or Baa2 by Moody's	0.150%	1.150%	0.350%
V	BBB‑ by S&P or Baa3 by Moody's	0.225%	1.225%	0.400%

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VI	Lower than: BBB‑ by S&P or Baa3 by Moody's	0.300%	1.300%	0.450%
; provided that (a) if on any day the Ratings of S&P and Moody's do not fall in the same category, then the higher of such Ratings shall be applicable for such day, unless one of the two ratings is two or more Ratings levels lower than the other, in which case the applicable rate shall be determined by reference to the Ratings level next below that of the higher of the two ratings, (b) if on any day the Rating of only S&P or Moody's is available, then such Rating shall be applicable for such day and (c) if on any day a Rating is not available from both S&P and Moody's, then the Ratings in category VI above shall be applicable for such day. Any change in the Applicable Rate resulting from a change in Rating by either S&P or Moody's shall become effective on the date such change is publicly announced by such rating agency. Notwithstanding the foregoing, the Applicable Rate in respect of any tranche of Extended Commitments (and Extended Loans made thereunder) shall be the applicable percentages per annum set forth in the relevant Extension Offer.
"Arranger" means any of JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, TD Securities (USA) LLC and U.S. Bank National Association in its capacity as a joint lead arranger and joint book manager.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
"Augmenting Lender" has the meaning assigned to such term in Section 2.20.
"Availability Period" means the period from the Closing Date to the earlier of the Maturity Date and the date of termination of the Commitments.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction

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of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
"Beneficial Owner" means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
"Board" means the Board of Governors of the Federal Reserve System of the United States of America.
"Borrower" means Block Financial LLC, a Delaware limited liability company.
"Borrower Materials" has the meaning assigned to such term in Section 5.01.
"Borrowing" means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
"Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
"Cash" and "Cash Equivalents" means "cash and cash equivalents" as reported in Guarantor's most recent financial statements filed with the Securities and Exchange Commission.
"Cash Available for Distribution" means the excess, if any, at such time of (a) the aggregate amount of Cash and Cash Equivalents of the Guarantor and its domestic Subsidiaries to the extent (i) freely transferable to the Credit Parties and (ii) capable of being applied to the Obligations, in each case of clauses (a)(i) and (a)(ii) preceding, without any contractual, legal or tax consequences over (b) $15,000,000.

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"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated or approved by the board of directors of the Guarantor nor (ii) appointed by directors so nominated or approved; (c) the acquisition of direct or indirect Control of the Guarantor by any Person or group; or (d) the failure of the Guarantor to own, directly or indirectly, shares representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.
"Change in Law" means the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a Lender under this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any Lending Office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Charges" has the meaning assigned to such term in Section 10.14.
"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.02.
"Code" means the Internal Revenue Code of 1986, as amended.
"Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, and any Extended Commitment as the context requires, in each case as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.08 and (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of each Lender's Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
"Communications" has the meaning assigned to it in Section 10.01(c).

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"Company" means any of the Guarantor, the Borrower or any Subsidiary.
"Company Headquarters" means (i) the property located at 1301 Main Street, Kansas City, Missouri, together with all adjacent properties, including, without limitation, parking structures, owned by the Guarantor and its Subsidiaries and (ii) all rights, incentives, benefits and other interests related thereto, including air rights, development rights and tax incentives.
"Compliance Certificate" means that certain compliance certificate in the form of Exhibit D hereto, or in such other form agreed to by the Borrower and the Administrative Agent.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBITDA" means Consolidated Net Income plus, (a) to the extent applicable, any Specified Equity Contribution designated by the Borrower in accordance with the terms of Section 6.01(c), plus (b) to the extent deducted in determining Consolidated Net Income, (i) Interest Expense, (ii) expense for income taxes, (iii) depreciation, (iv) amortization, (v) impairment charges and (vi) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business minus, (c) to the extent included in Consolidated Net Income, any cash payments made during such period in respect of items described in clause (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, all calculated for the Guarantor and its Subsidiaries in accordance with GAAP on a consolidated basis. If during such period, the Guarantor or any Subsidiary shall have made an acquisition or disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such period.
"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Guarantor and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Credit Parties" means the collective reference to the Borrower and the Guarantor.
"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a

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Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a (i) Bankruptcy Event or (ii) a Bail-In Action.
"Disclosed Matters" means (a) matters disclosed in the Borrower's public filings with the Securities and Exchange Commission on or prior to the date of this Agreement and (b) the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
"Disqualified Stock" means any equity interest of the Guarantor which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable by the holder thereof, or upon the happening of any event, matures, requires prepayment, triggers a put option, is mandatorily redeemable or otherwise required to be repaid or secured pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part.
"Dollar" or "$" refers to lawful money of the United States of America.
"EEA Financial Institution" means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Electronic Signature" means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
"Electronic System" means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

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"Eligible Equity Proceeds" means, at any date of determination after the Closing Date, all net cash proceeds from the sale of equity interests of the Guarantor occurring after the Closing Date that is not Disqualified Stock, excluding in each case the amount of (a) net proceeds from stock or options issued pursuant to employee compensation plans, (b) cash proceeds that were used to consummate business acquisitions consummated for one year after any applicable Specified Equity Contribution made in accordance with the provisions of Section 6.01(c) (and such netting shall remove such amount for each period that such equity cure was and would have been added to Consolidated EBITDA, but shall not affect or require recomputing the Leverage Ratio and the Interest Coverage Ratio for fiscal quarters ending prior to the date of consummation of such acquisition), and (c) any subsequent repurchases of equity interests of the Guarantor; and provided that proceeds from any such sales of equity interests to a Person that is a Credit Party, or a Subsidiary of a Credit Party, may not be included in Eligible Equity Proceeds.
"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, to the management, release or threatened release of any Hazardous Material or to health and safety matters.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with either Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) a determination that any Plan is in "at risk" status (within the meaning of Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either Credit Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by either Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the incurrence by either Credit Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by

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either Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from either Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
"Event of Default" means any event or condition described in Section 8.01.
"Excluded Taxes" means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
"Existing Agreement" has the meaning assigned to such term in the introductory paragraphs.
"Extended Commitment" has the meaning assigned to such term in Section 2.21(a).
"Extended Loans" has the meaning assigned to such term in Section 2.21(a).
"Extension" has the meaning assigned to such term in Section 2.21(a).
"Extension Offer" has the meaning assigned to such term in Section 2.21(a).
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

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"Federal Funds Effective Rate" means, for any day, the rate calculated by the NYFRB based on such day's federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
"Fee Letters" means the letter agreements among the Borrower, the Administrative Agent and the respective Arrangers.
"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller (or other individual performing similar functions) of the Borrower or the Guarantor, as the context may require.
"Foreign Lender" means a Lender that is not a U.S. Person.
"GAAP" means generally accepted accounting principles in the United States of America.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guarantee Obligation" means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary

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obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal as of any date of determination to the stated determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (unless such Guarantee Obligation shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the amount as of any date of determination of the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
"Guarantor" has the meaning assigned to such term in the introductory paragraph hereof.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
"Impacted Interest Period" has the meaning assigned to such term in the definition of "LIBO Rate".
"Increasing Lender" has the meaning assigned to such term in Section 2.20.
"Indebtedness" means, for any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; provided, that this provision shall not include any such obligations constituting current trade payables incurred in the ordinary course of business of such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) for purposes of Section 6.02 only, all preferred stock issued by a Subsidiary of such Person and (l) obligations under any Receivables Transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership

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interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of a Person shall not include obligations with respect to funds held by such Person in custody for, or for the benefit of, third parties which are to be paid at the direction of such third parties (and are not used for any other purpose).
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitee" has the meaning assigned to such term in Section 10.04(b).
"Ineligible Institution" has the meaning assigned to such term in Section 10.06(b).
"Information" has the meaning assigned to such term in Section 10.13.
"Interest Coverage Ratio" means on any date of determination, the ratio of (a) Consolidated EBITDA to (b) Interest Expense, in each case of (a) and (b) preceding, calculated for the four fiscal quarters ending on the most recently ended fiscal quarter for which financial statements have been, or are required to be, delivered pursuant to the terms of Sections 5.01(a) and (b).
"Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
"Interest Expense" means, with reference to any period, the interest expense of the Borrower and the Guarantor for such period with respect to all outstanding Total Debt allocable to such period in accordance with GAAP.
"Interest Payment Date" means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date.
"Interest Period" means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one or two weeks, or one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:
(i)    any Interest Period (other than a one or two week Interest Period) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period (other than a one or two week Interest Period) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically

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corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date (or, with respect to any Extended Loan made under any Extended Commitment, the maturity date with respect thereto).
"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
"IRS" means the United States Internal Revenue Service.
"Issuing Bank" means JPMorgan Chase Bank and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its permitted successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit). Each reference to the "Issuing Bank" shall be deemed a reference to the relevant Issuing Bank.
"JPMorgan Chase Bank" means JPMorgan Chase Bank, National Association.
"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.
"LC Exposure" means, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
"Lender Party" means the Administrative Agent, the Issuing Bank, the Swingline Lenders or any other Lender.
"Lenders" means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lenders and the Issuing Bank.

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"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
"Letter of Credit" means any standby letter of credit issued pursuant to this Agreement.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
"Letter of Credit Commitment" means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank's Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.
"Letter of Credit Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.
"Leverage Ratio" means, on any date of determination, the ratio of (a) (i) Total Debt on such date minus (ii) Cash Available for Distribution on such date of determination; provided that the amount of Cash Available for Distribution shall not exceed the aggregate amount of short-term debt (including, without limitation, Borrowings under this Agreement but excluding the current portion of long term debt) constituting Total Debt on such date, to (b) Consolidated EBITDA calculated for the four fiscal quarters ending on the most recently ended fiscal quarter for which financial statements have been, or are required to be, delivered pursuant to the terms of Sections 5.01(a) and (b)
"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the "LIBO Screen Rate") at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"LIBO Screen Rate" has the meaning assigned to it in the definition of "LIBO Rate."

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"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that clause (c) above shall be deemed not to include stock options granted by any Person to its directors, officers or employees with respect to the Capital Stock of such Person.
"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swingline Loan.
"Loan Documents" means this Agreement and the Notes, if any, the Fee Letters, the Letters of Credit Documents, Compliance Certificates, and any other agreement executed by any Credit Party in connection with (a) any amendment or modification of this Agreement, (b) any increase under Section 2.20 or (c) any Extension.
"Margin Stock" means any "margin stock" as defined in Regulation U of the Board.
"Material Adverse Effect" means a material adverse effect on (a) the business, assets or financial condition of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of either Credit Party to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of one or more of the Companies in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of any Company in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that such Company would be required to pay if such Hedging Agreement were terminated at such time.
"Material Subsidiary" means any Subsidiary of a Credit Party the aggregate assets or revenues of which (excluding intercompany activities that would be eliminated in consolidation), as of the last day of the most recently ended fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 5.01(a) or (b) (x) when aggregated with the assets or revenues of all other Subsidiaries with respect to which the actions contemplated by Section 6.04 are taken, are greater than 10% of the total assets or total revenues, as applicable, of the Guarantor and its consolidated Subsidiaries, or (y) as to such Subsidiary, are greater than 10% of the total assets or total revenues, as applicable, of the Guarantor and its consolidated Subsidiaries, in each case as determined in accordance with GAAP.
"Maturity Date" means September 22, 2021.
"Maximum Rate" has the meaning assigned to such term in Section 10.14.
"Minimum Tranche Amount" has the meaning assigned to such term in Section 2.21(b).

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"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"NYFRB" means the Federal Reserve Bank of New York.
"NYFRB Rate" means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Non-Extending Lender" has the meaning assigned to such term in Section 2.21(c).
"Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C or any other form approved by the Administrative Agent.
"Obligations" means, collectively, the unpaid principal of and interest on the Loans and LC Disbursements and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) to the Administrative Agent, the Issuing Bank, the Swingline Lenders or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Loan Documents or any other document made, delivered or given in connection herewith, whether on account of principal, interest, LC Disbursements, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent the Issuing Bank, or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery,

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performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
"Overnight Bank Funding Rate" means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
"Participant" has the meaning assigned to such term in Section 10.06(c).
"Participant Register" has the meaning assigned to such term in Section 10.06(c).
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Encumbrances" means:
(a)    judgment Liens in respect of judgments not constituting an Event of Default under Section 8.01(k);
(b)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(c)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(d)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(e)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(f)    Liens and transfers in connection with the securitization, financing or other transfer of any mortgage loans or mortgage servicing reimbursement rights (and/or, in each case, related rights, interests and servicing assets) owned by the Borrower or any of its Subsidiaries;

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(g)    Liens and transfers in connection with the securitization or other transfer of any credit card receivables (and/or related rights and interests) owned by the Borrower or any of its Subsidiaries;
(h)    easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Company;
(i)    legal or equitable Liens deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment Lien or attachment Lien in aid of execution on a judgment); and
(j)    any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted upon any Company's actual knowledge thereof, unless the attachment giving rise to the Lien will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond;
provided that in each case of the foregoing provisions, the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained for employees of either Credit Party or any ERISA Affiliate (or, if such plan were terminated, either Credit Party or any ERISA Affiliate could have liability under Section 4069 of ERISA).
"Platform" means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Public Lender" has the meaning assigned to such term in Section 5.01.
"Rating" means the rating of S&P or Moody's, as the case may be, applicable to the long‑term senior unsecured non‑credit enhanced debt of the Borrower, as announced by S&P or Moody's, as the case may be, from time to time.

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"Receivables Transaction" means any securitization, on- or off‑ balance sheet financing or sale transaction, involving products or services offered to customers of any Company, or any participation interest therein (and/or related rights and interests), that were acquired by a Company or any qualified or unqualified special purpose entity created by any Company.
"Recipient" means (a) the Administrative Agent, (b) any Lender, (c) any Swingline Lender and (d) any Issuing Bank, as applicable.
"Register" has the meaning assigned to such term in Section 10.06(b).
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and such Person's Affiliates.
"Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Aggregate Revolving Credit Exposure (with the aggregate amount of each Lender's risk participation and funded participation in Swingline Loans and Letters of Credit being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Aggregate Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
"Restricted Margin Stock" means all Margin Stock owned by the Guarantor and its Subsidiaries to the extent the value of such Margin Stock does not exceed 25% of the value of all assets of the Guarantor and its Subsidiaries (determined on a consolidated basis).
"Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
"Revolving Credit Exposure" means, with respect to any Lender, at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans, LC Exposure and Swingline Exposure at such time after giving effect to any borrowings, issuances, draws, prepayments or repayments occurring on such date.
"Revolving Loan" has the meaning assigned to such term in Section 2.01.
"Revolving Loan Notice" means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 2.02 or 2.03, which, if in writing, shall be substantially in the form of Exhibit A or such other form acceptable to the Administrative Agent.
"S&P" means Standard & Poor's Ratings Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.

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"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country in such a manner that would subject such Person to Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. federal government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.
"SEC" means the Securities and Exchange Commission of the United State of America.
"Specified Equity Contribution" has the meaning assigned to such term in Section 6.01(c) hereof.
"Stated Amount" means, as of any date of determination with respect to any Letter of Credit, the aggregate amount available to be drawn by the beneficiary under such Letter of Credit.
"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership

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interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Notwithstanding the foregoing, no entity shall be considered a "Subsidiary" solely as a result of the effect and application of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities" (FIN 46R), as amended by FASB Statement of Financial Standards No. 167, "Amendments to FASB Interpretation No. 46(R)", and any subsequent FASB statements or interpretations. Unless the context shall otherwise require, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor, including the Borrower and the Subsidiaries of the Borrower.
"Swingline Borrowing" means a borrowing of a Swingline Loan pursuant to Section 2.04.
"Swingline Commitment" means as to any Lender (i) the amount set forth opposite such Lender's name on Schedule 2.01B hereof or (ii) if such lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(b)(iv).
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).
"Swingline Lenders" means JPMorgan Chase Bank and any other Lender that agrees to act as a Swingline Lender, each in its capacity as a lender of Swingline Loans hereunder.
"Swingline Loan" has the meaning assigned to such term in Section 2.04(a).
"Swingline Loan Notice" means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form acceptable to the Administrative Agent and the Swingline Lenders.
"Swingline Sublimit" means an amount equal to $200,000,000. The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Termination Date" means the first date upon which each of the following has occurred: (a) the Aggregate Commitments have terminated, (b) no Letters of Credit are outstanding, (c) all Loans and LC Disbursements have been paid in full in cash and there are no outstanding unpaid Loans or LC Disbursements, and (d) all interest, fees and all other Obligations (other than contingent

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indemnification Obligations for which no demand shall have been made), have been paid in full in cash.
"Total Debt" means, for Guarantor and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, provided that this provision shall not include any such obligations constituting current trade payables of such Person, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, excluding such obligations arising from a true sale, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, accrued expenses incurred in the ordinary course of business, and such obligations arising from a true sale), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (j) all obligations constituting debt in connection with any Receivables Transactions to the extent such transactions are not true sales. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of a Person shall not include obligations with respect to funds held by such Person in custody for, or for the benefit of, third parties which are to be paid at the direction of such third parties (and are not used for any other purpose). Notwithstanding the foregoing, "Total Debt" shall not include obligations that constitute non-recourse debt up to a maximum aggregate amount of $50,000,000 (for the avoidance of doubt, non-recourse debt in excess of $50,000,000 will be included in "Total Debt").
"Transactions" means the execution, delivery and performance by the Credit Parties of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
"Unrestricted Margin Stock" means all Margin Stock owned by the Guarantor and its Subsidiaries other than Restricted Margin Stock.
"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

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"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, supplements, restatements, amendments and restatements, extensions, renewals, replacements, refinancings or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    The terms lease and license shall include sublease and sublicense, as applicable.

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Section 1.03    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.04    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.05    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day; provided, that in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
ARTICLE II
THE COMMITMENTS AND CREDITS
Section 2.01    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Commitments and (ii) the outstanding principal amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the outstanding principal amount of all Swingline Loans shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions set forth herein, the Borrower may borrow under this Section 2.01, prepay under Section 2.10, and reborrow under this Section 2.01. Revolving Loans may be ABR Loans or Eurodollar Loans, as further provided herein.
Section 2.02    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

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(b)    Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan, or, to the extent agreed to in writing from time to time between the Borrower and the Swingline Lenders, any Swingline Loan may bear interest at such other rate as may be acceptable to the Swingline Lenders and the Borrower. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $15,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $15,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $5,000,000 and not less than $15,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03    Requests for Revolving Borrowings. To request a Borrowing, the Borrower shall deliver to the Administrative Agent a Revolving Loan Notice or notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the requested Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, electronic communication or telecopy to the Administrative Agent of a written Revolving Loan Notice. Each such telephonic and written Revolving Loan Notice shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

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(v)    the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
Section 2.04    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans to the Borrower from time to time during the Availability Period (each such loan, a "Swingline Loan"), in a minimum amount of $15,000,000 and in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit, (ii) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender's Swingline Commitment, (iii) such Swingline Lender's Revolving Credit Exposure exceeding its Commitment or (iv) the sum of the Aggregate Revolving Credit Exposures exceeding the Aggregate Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow and prepay Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall deliver to the Administrative Agent a Swingline Loan Notice by telephone not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan, provided that notice for a proposed Swingline Loan that is an ABR Loan shall be not later than 3:00 p.m., New York City Time, on the date of the proposed ABR Loan that is a Swingline Loan. Each such telephonic Swingline Loan Notice shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, electronic communication or telecopy to the Administrative Agent of a written Swingline Loan Notice. Each Swingline Loan Notice shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender's Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Borrower by wiring immediately available funds to an account designated by the Borrower in the applicable Swingline Loan Notice, provided that Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(c)    Independent Swingline Lender Obligations. The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline

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Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.
(d)    Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day then no later than 4:00 p.m., New York City time, on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, then no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(e)    If the maturity date shall have occurred in respect of any tranche of Commitments at a time when another tranche or tranches of Commitments is or are in effect

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with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Loans), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.
Section 2.05    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit as the applicant thereof for the support of its or its Subsidiaries' obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time after the Closing Date until the date that is five Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile, electronic communication or telecopy to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a Letter of Credit Application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to

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such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the Aggregate Revolving Credit Exposures shall not exceed the Aggregate Commitments, (iii) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may contain customary automatic renewal provisions agreed upon by the Borrower and the Issuing Bank that provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referenced in clause (ii) above), subject to a right on the part of the Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the initial Stated Amount of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement
(i)    not later than 3:00 p.m., New York City time on the date such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on the date such LC Disbursement was made, or

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(ii)    if such notice of LC Disbursement has not been received by the Borrower prior to 10:00 a.m., New York City time on the date such LC Disbursement was made, then not later than 3:00 p.m., New York City time, on
(x) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt of such notice, or
(y) on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt;
provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, (A) the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan and (B) to the extent that the LC Disbursement is financed with a Swingline Loan on the date such LC Disbursement is required to be made, the 3:00 p.m. New York City time requirement set forth above shall be deemed to have been satisfied. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit,

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or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile, electronic communication or telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued

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on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent at the direction of the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.00% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (ii) on the day there shall have occurred an Extension with respect to which the Issuing Bank has not agreed to in writing, or (iii) on such day as required by clause (k) below, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(h), (i), or (j). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater

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than 50.00% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(k)    Extended Commitments. If the maturity date in respect of any tranche of Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) outstanding Loans shall be repaid pursuant to Section 2.09 on such maturity date in an amount sufficient to permit the reallocation of the LC Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Loans and payments in respect thereof pursuant to Sections 2.04(c) and 2.05(d)) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that (A) the participations therein of Lenders under the maturing tranche shall be correspondingly released and (B) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall cash collateralize any such Letter of Credit (in accordance with the provisions of Section 2.05(j)) no later than five Business Days prior to such maturity date. If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Loans, the reallocation set forth in clause (i) shall automatically occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Commitments, the sublimit for Letters of Credit under any tranche of Commitments that has not so then matured shall be as agreed with the Lenders under such extended tranche; provided that in no event shall such sublimit be less than the sum of (x) the LC Exposure of the Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such extended tranche pursuant to clause (i) above (assuming Loans are repaid in accordance with clause (i)(x)). Notwithstanding anything to the contrary in this Section or in any other provision in this Agreement, LC Exposure may not at any time exceed the aggregate amount of the Commitments for the tranche of Revolving Loans with the latest maturity date.

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Section 2.06    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly, and not later than 4:00 p.m. on the proposed date thereof, crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request, provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
Section 2.07    Interest Elections.
(a)     Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such

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election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, electronic communication or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

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Section 2.08    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 (or such lesser amount which reduces the Commitments to zero) and not less than $25,000,000 (or such lesser amount which reduces the Commitments to zero) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Revolving Credit Exposure would exceed the Aggregate Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.
Section 2.09    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date (except Extended Loans) and (ii) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the first Business Day prior to the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, each Interest Period applicable therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount

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of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    The entries made in the accounts maintained pursuant to Section 2.09(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its permitted and registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after an increase in such Lender's Commitment pursuant to Section 2.20 or an increase or reduction after an assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its permitted and registered assigns). In addition, upon receipt of an affidavit of an officer of such Lender as to the loss, theft, destruction or mutilation of the promissory note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.
(f)    The Borrower hereby unconditionally promises to pay to the (i) Administrative Agent for the account of each Lender party to an Extension on the maturity date for the Extended Loans the aggregate principal amount of all Loans outstanding on such date (together with all accrued and unpaid interest thereon) and (ii) Administrative Agent for the account of Lenders all remaining outstanding Obligations on the latest maturity date of the Extended Loans.
Section 2.10    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty except as provided in Section 2.15, subject to prior notice in accordance with Section 2.10(b).
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) in writing or by telephone (confirmed by electronic transmission) of any prepayment hereunder (i) in the case of prepayment of Eurodollar Loans, not later than 11:00 a.m., three Business Days before the date of prepayment, (ii) in the case of prepayment of ABR Loans (other than Swingline Loans), not later than 11:00 a.m., on the Business Day of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the

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Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(c)    If for any reason the Aggregate Revolving Credit Exposure at any time exceed the Aggregate Commitments then in effect, the Borrower shall promptly (and in any event within one Business Day) prepay Loans in an aggregate amount equal to such excess.
Section 2.11    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from the Closing Date to the date on which such Commitment terminates; provided that, if such Lender continues to have any Loans or risk participations in Swingline Loans outstanding after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Loans and risk participations in Swingline Loans outstanding from the date on which its Commitment terminates to the date on which such Lender ceases to have any Revolving Loans or risk participations in Swingline Loans outstanding. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, on the date of any voluntary termination of the Commitments, on the date on which all Loans become due and payable (by acceleration or otherwise), and on the date which all Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which all Loans become due and payable or the Commitments have terminated shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and

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the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.12    Interest.
(a)    Each Borrowing of ABR Loans shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
(b)    Each Borrowing of Eurodollar Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be

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payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each change in interest rate.
Section 2.13    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile, electronic communication or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
Section 2.14    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

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(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error, provided, however, that (i) neither any Lender nor the Issuing Bank will be entitled to seek compensation under this Section 2.14 if it is not generally seeking compensation from comparable borrowers with similar ratings in the U.S. loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this provision, and (ii) neither any Lender nor the Issuing Bank

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can request any such compensation in excess of the amount determined by it in good faith to represent its actual cost. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60‑day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the actual out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, any Lender requesting compensation pursuant to this Section 2.15 shall deliver the required certificate to the Borrower within 30 days of the underlying event giving rise to such compensation.

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Section 2.16    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.16, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error, provided, however, that (i) no Lender will be entitled to seek compensation under this Section 2.16 if it is not generally seeking compensation from comparable borrowers with similar ratings in the U.S. loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this provision, and (ii) no Lender can request any such compensation in excess of the amount determined by it in good faith to represent its actual cost.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes

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attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W 9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

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(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)    an executed IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and

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from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified

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party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.16, the term "Lender" includes any Issuing Bank and the term "applicable law" includes FATCA.
Section 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs; Administrative Agent's Clawback‑.
(a)    The Credit Parties shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursements, or reimbursement of LC Disbursements, or of amounts payable or under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent's Office, except payments to be made directly to the Issuing Bank or the Swingline Lenders as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied to such obligations as the Borrower directs (as among interest, fees, principal or other amounts, but in each case ratably to the parties entitled thereto) or, if the Loans have become due and payable (by acceleration or otherwise) or if the Borrower does not so direct, as follows: (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements, then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements, then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans

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and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Notwithstanding anything to the contrary contained in this Section 2.17 or elsewhere in this Agreement, the Borrower may extend the final maturity of the Commitments in connection with an Extension that is permitted under Section 2.21 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension shall constitute a payment or prepayment of any Loans for purposes of this subsection (c)) without giving rise to any violation of this Section or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.21 in connection with any Extension (including, without limitation, modifying pricing of Extended Loans) and, in each case, such actions taken in accordance with Section 2.21, as applicable, shall be permitted hereunder, and the differing or non pro rata payments contemplated therein shall be permitted without giving rise to any violation of this subsection or any other provision of this Agreement.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and

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a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.17(d), or 10.04(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section 2.18    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future or avoid the unavailability of Eurodollar Loans pursuant to Section 2.13, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) if any Lender becomes a Defaulting Lender, (iv) if any Lender is a Non-Extending Lender or (v) any Lender has failed to consent to a proposed amendment, waiver, modification, supplement, discharge or termination that under Section 10.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected class) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and the Swingline Lenders), which consent shall not unreasonably

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be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, modification, supplement, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.19    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    facility fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11(a) as of the date that is the later of (i) the first day of the fiscal quarter during which such Lender became a Defaulting Lender and (ii) the last day on which such Defaulting Lender funded a Loan;
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification specifically requiring the consent of such Lender, or the consent of "each Lender affected thereby" which has the result of disproportionately affecting such Defaulting Lender;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments and (y) no Default exists on the date the applicable Lender becomes a Defaulting Lender;

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(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower's obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non Defaulting Lenders' Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all Letter of Credit fees payable under Section 2.11(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and Swingline Exposure related to any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such

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Lender, satisfactory to each Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, each Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Section 2.20    Increase Option. The Borrower may from time to time elect to increase the Aggregate Commitments in minimum increments of $25,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $500,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an "Increasing Lender"), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an "Augmenting Lender"), to increase their existing Commitments or provide new Commitments, as the case may be but in each case on the same terms and conditions as the existing Commitments; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lenders and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit H hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Aggregate Commitments pursuant to this Section 2.20. Increases and new Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Aggregate Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, on the proposed date of the effectiveness of such increase, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, (ii) each relevant Increasing Lender and Augmenting Lender will automatically and without further act be deemed to have assumed, and each existing Lender will be deemed to have assigned, a portion of participations hereunder in LC Exposure and Swingline Loans such that, after giving effect to each

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such deemed assignment and assumption of participations, the percentage of the aggregate outstanding Revolving Credit Exposure of each Lender (including each Augmenting Lender and each Increasing Lender) will equal each such Lender’s Applicable Percentage and (iii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
Section 2.21    Extension of Loans and Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an "Extension Offer") made by the Borrower to all Lenders of Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Commitments with a like maturity date) and on the same terms to each such Lender, commencing on the first anniversary of the Closing Date, the Borrower is hereby permitted to consummate transactions with the Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments (each, an "Extension", and each group of Commitments in each case as so extended, as well as the original Commitments (in each case not so extended), being a "tranche"; any Extended Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted, and each Loan made under any tranche of extended Commitments being an "Extended Loan"), so long as each of the following terms are satisfied:
(i)    each Extension Offer shall be to extend the maturity date beyond the latest to mature of the Commitment or any Extended Commitments, and in no event shall the final maturity date of any Extended Commitments or the Extended Loans related thereto be earlier than the latest maturity date hereunder,
(ii)    each Extended Commitment and the related Extended Loans made thereunder shall in all cases have the same maturity date,
(iii)    Lenders holding more than 50% of the Commitments shall have agreed to participate in such Extension,
(iv)    no Default shall have occurred and be continuing at the time (A) that the offering document in respect of an Extension Offer is delivered to the Lenders and (B) of entering into such Extension,

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(v)    except as to interest rates, fees and final maturity (which, subject to the terms hereof, shall be determined by the Borrower and set forth in the relevant Extension Offer), the Commitment of any Lender that agrees to an extension with respect to such Commitment extended pursuant to an Extension (an "Extended Commitment"), and the Extended Loans made thereunder, shall be a Commitment (or the related Extended Loans made thereunder, as the case may be) with the same terms as the original Commitments (and the Extended Loans with the same terms as the original Loans made thereunder); provided that subject to the provisions of Section 2.04(d) to the extent dealing with Swingline Loans which mature or expire after a maturity date when there exist Extended Commitments with a longer maturity date, all Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Applicable Percentages (and except as provided in Section 2.04(d), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans theretofore incurred or issued),
(vi)    all Extended Loans under any Extended Commitments, and all repayments thereunder, shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Commitments (and related Extended Loans) and (B) repayments required upon the maturity date of the non-extending Commitments),
(vii)    if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,
(viii)     the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent,
(ix)    the Borrower may not exercise its rights under this Section 2.21 more than three times during the term of this Agreement,
(x)    in no event shall any extension be longer than one year and at no time shall there be Commitments hereunder (including Extended Commitments and any original Commitments) which have more than four different maturity dates, and
(xi)    all documentation in respect of such Extension shall be consistent with the foregoing and this Section 2.21.
(b)    With respect to all Extensions consummated by the Borrower pursuant to this subsection,

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(i)    such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.08, 2.09 and 2.10 and
(ii)    no tranche of Extended Loans shall be in an amount of less than $500,000,000 (or, if less, the then aggregate outstanding amount of the Loans) (the "Minimum Tranche Amount"), unless such Minimum Tranche Amount is waived by the Administrative Agent.
(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of Lenders holding more than 50% of the Commitments. Each Lender may, but is not obligated to, extend the maturity date of each such Lender's Commitments (and Extended Loans made thereunder). Any Lender who does not agree to an Extension (such Lender, a "Non-Extending Lender") may still agree to an Extension in connection with a subsequent Extension Offer of the Borrower. As to any Non-Extending Lender, the commitments of such Lender shall terminate as of the then-applicable maturity date, and all Loans made under such commitments will be due and payable in full on such date. The Borrower shall be permitted to replace any Non-Extending Lender in accordance with the replacement lender provisions in Section 2.18.
(d)    With respect to any Extension of the Commitments, if (i) the consent of any Swingline Lender is not obtained, such Swingline Lender’s commitment to extend Swingline Loans in accordance with Section 2.04 shall terminate on the non-extended Maturity Date, and (ii) the consent of the Issuing Bank is not obtained, the Issuing Bank's commitment to issue, extend, renew or amend Letters of Credit in accordance with Section 2.05 shall terminate on the non-extended Maturity Date, and the Borrower shall be required to cash collateralize LC Exposure in accordance with Section 2.05(j). All Extended Commitments (and Extended Loans made thereunder) and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by any collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments (or Loans made thereunder) as so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection.
(e)    In connection with any Extension Offer, the Borrower shall provide the Administrative Agent at least ten (10) Business Days' (or such shorter period as may be agreed by the Administrative Agent) prior written notice of such Extension Offer, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection.

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(f)    The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest and fees in respect of any Extended Commitments and Extended Loans made thereunder on such terms as may be set forth in the relevant Extension Offer and the amendment of the Loan Documents to accomplish the intent of this Section 2.21) and hereby waive the requirements of any provision of this Agreement (including Sections 2.02, 2.08, 2.09, 2.10 and 10.02)) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of the Credit Parties represents and warrants to the Lenders that:
Section 3.01    Organization; Powers. Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the power and authority to carry on its business as now conducted and, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability. The Transactions are within each Credit Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing (other than routine Securities and Exchange Commission and similar filings) with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by‑laws or other organizational documents of any Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other instrument (other than those to be terminated on or prior to the Closing Date) binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, and (d) will not result in the creation or imposition of any Lien on any asset of any Company except for Liens arising under the Loan Documents.
Section 3.04    Financial Condition; No Material Adverse Change.
(a)     Each Credit Party has heretofore furnished to the Lenders consolidated balance sheets and statements of income and cash flows (and, in the case of the Guarantor, of stockholders' equity) as of and for the fiscal year ended April 30, 2016 (A) reported on by Deloitte & Touche LLP, an independent registered public accounting firm, in respect of the financial statements of the Guarantor, or (B) certified by its chief financial officer, in

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respect of the financial statements of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries and of the Guarantor and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP. Except as set forth on Schedule 3.04(a), neither the Guarantor nor any of its consolidated Subsidiaries had, as of April 30, 2016, any material Guarantee Obligation, contingent liability or liability for taxes, or any long‑term lease or unusual forward or long‑term commitment, including any interest rate or foreign currency swap or exchange transaction not in the ordinary course of business, which is not reflected in the foregoing statements, in the notes thereto or the risk factors set forth in the Guarantor's annual report on Form 10-K for the fiscal year ended April 30, 2016. During the period from April 30, 2016 to and including the date hereof, and except as disclosed in filings made by the Guarantor with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, there has been no sale, transfer or other disposition by the Guarantor or any of its consolidated Subsidiaries of any material part of its business or property other than in the ordinary course of business and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at April 30, 2016.
(b)    Since April 30, 2016, there has been no material adverse change in the business, assets or financial condition of the Guarantor and its Subsidiaries, taken as a whole.
Section 3.05    Properties.
(a)    Each Company has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Company does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of either Credit Party, threatened against or affecting any Company that (i) have not been disclosed in the Disclosed Matters and as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) challenge or would reasonably be expected to affect the legality, validity or enforceability of this Agreement.

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(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 3.07    Compliance with Laws and Agreements. Each Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements or other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.08    Investment Company Status. No Company is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09    Taxes. Each Company has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.
Section 3.11    Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12    Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" (within the respective meanings of each of the quoted

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terms under Regulation U of the Board as now and from time to time hereafter in effect) in a manner or in circumstances that would constitute or result in non‑compliance by either Credit Party or any Lender with the provisions of Regulations U, T or X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to such Lender or the Administrative Agent, as applicable, a statement to the foregoing effect in conformity with the requirements of FR Form U‑1 referred to in said Regulation U.
Section 3.13    Subsidiaries. As of the date hereof, the Guarantor has only the Subsidiaries set forth on Schedule 3.13. Schedule 3.13 identifies each Subsidiary that is a Material Subsidiary as of April 30, 2016.
Section 3.14    Insurance. Each Company maintains (pursuant to a self‑insurance program and/or with financially sound and reputable insurers) insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of companies engaged in the same or a similar business or having similar properties similarly situated.
Section 3.15    Anti-Corruption Laws and Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to promote compliance by the Companies and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Companies and their respective officers and employees, and, to the knowledge of the Credit Parties (which such knowledge shall be limited to actual knowledge if reasonable inquiry has been made), their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Companies or, to the knowledge of the Credit Parties (which such knowledge shall be limited to actual knowledge if reasonable inquiry has been made), any of their respective directors, officers or employees, or (b) to the knowledge of the Credit Parties (which such knowledge shall be limited to actual knowledge if reasonable inquiry has been made), any agent of any Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
Section 3.16    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.
ARTICLE IV
CONDITIONS
Section 4.01    Conditions of Effectiveness. The obligations of the Lenders to make Loans (or to purchase participations in Swingline Loans) and of the Issuing Bank to issue Letters of Credit hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other

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electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received reasonably satisfactory written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of New York counsel for the Credit Parties, covering such matters as the Required Lenders shall reasonably request. The Credit Parties hereby request such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of each Credit Party, stating that:
(i)    the representations and warranties contained in Article III of this Agreement are correct on and as of the Closing Date; and
(ii)    no event has occurred and is continuing that constitutes a Default.
(e)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    All governmental and material third party approvals necessary in connection with the execution, delivery and performance of this Agreement shall have been obtained and be in full force and effect.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
Without limiting the generality of the provisions of the third paragraph of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02    Conditions to all Loans. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any amendment or modification of a Letter of Credit which does not increase

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the Stated Amount of such Letter of Credit, or renew or extend the expiration date of such Letter of Credit) is subject to the satisfaction or waiver of the following conditions:
(a)    The representations and warranties of the Credit Parties set forth in Article III of this Agreement (other than the representations and warranties set forth in Sections 3.04(b), 3.06(a)(i) and 3.06(b)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent related to a specific earlier date).
(b)    At the time of and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each of the Credit Parties on the date thereof as to the matters specified in subsections (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Termination Date, each of the Credit Parties covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    within 90 days after the end of each fiscal year of the Guarantor, an audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Guarantor and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)     (i) in the case of the Guarantor, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor and (ii) in the case of the Borrower, within 90 days after the end of each fiscal year of the Borrower, consolidated balance sheets and related statements of operations and cash flows of the Borrower and the Guarantor and their consolidated Subsidiaries, and the consolidated statement of stockholders' equity of the Guarantor, as of the end of and for such fiscal quarter (in the case of the Guarantor) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial

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Officer of the Borrower and the Guarantor as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Guarantor and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes;
(c)    concurrently with any required delivery of financial statements under clause (a) or (b) above (regardless of whether such statements are directly delivered to the Administrative Agent or included in Form 10-K or Form 10-Q as permitted below), a Compliance Certificate executed by a Financial Officer of the Borrower and the Guarantor, and (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (which delivery may be by electronic communication and shall be deemed to be an original authentic counterpart thereof for all purposes), provided that, notwithstanding the foregoing, to the extent that such information required to be included by the preceding subsection (iii) is required by the SEC to be included in the Guarantor's public filings, there shall be no obligation hereunder to include such information in the certificate of the Financial Officer required by this Section 5.01(c), (iv) certifying as to the occurrence of any event described in Section 8.01(h) or (i), as if Sections 8.01(h) and (i), apply to Subsidiaries that are not Material Subsidiaries (such Subsidiaries collectively the "Affected Non-Material Subsidiaries") during the fiscal quarter for which such certificate is being delivered (along with a cumulative listing of all such events or dispositions that have occurred since the Closing Date), and (v) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than (i) statements of ownership such as Forms 3, 4 and 5 and Schedule 13G, (ii) routine filings relating to employee benefits, such as Forms S‑8 and 11‑K, and (iii) routine filings by (A)  Sand Canyon Corporation and its Subsidiaries, (B) H&R Block Canada, Inc. and (C) H&R Block Limited) filed by either Credit Party or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by either Credit Party to its shareholders generally, as the case may be; and
(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to the information of Guarantor and each of its Subsidiaries required thereby

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to the extent the applicable consolidated financial statements of the Guarantor and its Subsidiaries, or Guarantor's Form 10-K or Form 10-Q, as applicable, are filed with the SEC and available publicly, in each case, by the deadlines set forth in paragraphs (a) and (b), as applicable, and meeting all such other requirements of paragraphs (a) and (b) of this Section 5.01. Documents otherwise required to be delivered pursuant to Section 5.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the Guarantor posts such documents, or provides a link thereto, on the Borrower's website on the Internet at the website address listed on Schedule 10.01; or (ii) on which such documents are posted on the Borrower's or the Guarantor's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent by electronic mail of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on a Platform and (b) certain of the Lenders may have personnel who do not wish to receive material, non‑public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market‑related activities with respect to such Persons' securities (each, a "Public Lender").
Section 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting either Credit Party or any Affiliate thereof that is reasonably likely to be adversely determined and, if so determined, would reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of any Company in an aggregate amount exceeding $25,000,000; and
(d)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower and the Guarantor setting forth the details of the

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event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, disposition or dissolution permitted under Section 6.04.
Section 5.04    Payment of Taxes. Each Credit Party will, and will cause each of its Subsidiaries to, pay its Tax liabilities that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
Section 5.05    Maintenance of Properties; Insurance. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain (pursuant to a self‑insurance program and/or with financially sound and reputable insurers) insurance in such amounts and against such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06    Books and Records; Inspection Rights. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default exists, each Credit Party and each Subsidiary shall have the right to be present and participate in any discussions with its independent accountants. Nothing in this Section 5.06 shall permit the Administrative Agent or any Lender to examine or otherwise have access to the tax returns or other confidential information of any customer of either Credit Party or any of their respective Subsidiaries.
Section 5.07    Compliance with Laws. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Credit Parties will maintain in effect and enforce policies and procedures designed to promote compliance by the Companies and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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Section 5.08    Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Loans will be used for general corporate purposes or for working capital needs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Credit Parties shall not use, and shall procure that the Companies and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VI
NEGATIVE COVENANTS
Until the Termination Date, each of the Credit Parties covenants and agrees with the Lenders that:
Section 6.01    Financial Covenants.
(a)    Leverage Ratio. The Credit Parties will not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth below opposite such fiscal quarter end:

Fiscal Quarter Ending	Ratio

April 30, July 31 and October 31 of each year	3.50 to 1.00
January 31 of each year	4.50 to 1.00

(b)    Interest Coverage Ratio. The Credit Parties will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.50 to 1.00.
(c)    Equity Cure. Solely for purposes of determining compliance with the financial covenants set forth in this Section 6.01, Eligible Equity Proceeds received after the Closing Date and on or prior to the earlier of the date on which the Guarantor’s Forms 10-K or 10-Q are filed or required to be filed in respect of the fiscal quarter most recently ended (the "Specified Fiscal Quarter") shall, at the request of Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenants set forth in Sections 6.01(a) and (b) above for the Specified Fiscal Quarter (and will remain in the calculation of Consolidated EBITDA for such Specified Fiscal Quarter when calculating compliance with Sections 6.01(a) and (b) for the subsequent three

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quarter ends which include such Specified Fiscal Quarter) (any such equity contribution so included in the calculation of Consolidated EBITDA, a "Specified Equity Contribution"); provided that (i) there shall not be more than two Specified Equity Contributions during the term of this Agreement and (ii) not more than one Specified Equity Contribution may be made in any four quarter period. For the avoidance of doubt, all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement.
Section 6.02    Indebtedness. The Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created hereunder and under the other Loan Documents;
(b)    Indebtedness of the Borrower and the Guarantor that is pari passu with, junior or subordinated to, the Obligations, so long as in each case prior to each such incurrence and after giving pro forma effect to each such incurrence there exists or will exist no Default;
(c)    Indebtedness of the Borrower and the Guarantor in connection with a monetization of the Company Headquarters in an aggregate outstanding principal amount not to exceed $300,000,000 (secured as permitted by Section 6.03(b));
(d)    Indebtedness of any Company to any other Company;
(e)    Indebtedness of the Borrower and the Guarantor in an aggregate amount incurred under this subsection (e) not to exceed $200,000,000 outstanding at any one time (secured as permitted by Section 6.03(c)); and
(f)    Indebtedness of the Subsidiaries of the Guarantor, not including the Borrower, in an aggregate principal amount of $250,000,000 (secured as permitted by Section 6.03(d)).
Section 6.03    Liens. The Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    Liens on the Company Headquarters securing Indebtedness permitted by Section 6.02(c);
(c)    Liens securing Indebtedness permitted by Section 6.02(e);
(d)    Liens securing Indebtedness permitted by Section 6.02(f);
(e)    Liens not otherwise permitted by this Section 6.03 so long as the Obligations hereunder are contemporaneously secured equally and ratably with the obligations secured thereby;

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(f)    Liens securing Indebtedness pursuant to any hedging agreements of the type customarily entered into for the purpose of limiting risk with respect to fluctuations in interest rates, foreign currency exchange rates, commodity prices or similar risks in an amount not in excess of $100,000,000 in the aggregate for all such Indebtedness secured by such Liens; and
(g)    Liens securing the Obligations.
Section 6.04    Fundamental Changes; Sale of Assets.
(a)    Neither the Borrower nor the Guarantor shall merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) greater than 75% of the consolidated total assets (other than Unrestricted Margin Stock) of the Guarantor and its Subsidiaries, taken as a whole, or greater than 75% of the consolidated total assets related to the tax preparation business, taken as a whole, or liquidate or dissolve, except (i) transfers in connection with any Receivables Transaction or securitization otherwise permitted hereby and (ii) any Subsidiary of the Guarantor may merge into or consolidate with the Borrower or the Guarantor.
(b)    Except as set forth on Schedule 6.04(b), the Credit Parties will not, and will not permit any Material Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Credit Parties and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
Section 6.05    Transactions with Affiliates. The Credit Parties will not, and will not permit any other Company to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Company than could be obtained on an arm's‑length basis from unrelated third parties, (b) transactions between or among Companies not involving any other Affiliate, and (c) transactions involving the transfer of mortgage loans and other assets for cash and other consideration of not less than the sum of (i) the lesser of (x) the fair market value of such mortgage loans and (y) the outstanding principal amount of such mortgage loans, and (ii) the fair market value of such other assets, to a Subsidiary of the Borrower that issues Indebtedness permitted by Section 6.02(d).
Section 6.06    Restrictive Agreements. The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that by its terms prohibits, restricts or imposes any condition upon (a) the ability of any Company to create, incur or permit to exist any Lien upon any of its material assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Company to create, incur or permit to exist any Lien in favor of the Administrative Agent or any Lender created hereunder), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Guarantor or any other Subsidiary or to Guarantee Indebtedness of the Guarantor or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed

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by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.06 (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the securitization, financing or other transfer of mortgage loans (and/or related rights and interests and servicing assets) owned by the Borrower or any of its Subsidiaries, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured obligations permitted by this Agreement (including obligations secured by Liens permitted by Section 6.03(b), (c), or (d)) if such restrictions or conditions apply only to the assets securing such obligations, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted hereunder pursuant to Section 6.02(c), (e), or (f) or any Receivables Transaction.
Section 6.07    Affected Non-Material Subsidiaries. The Credit Parties will not permit the aggregate total assets or aggregate total revenues of Affected Non-Material Subsidiaries to exceed 20% of the aggregate total assets or aggregate total revenues, as applicable, of the Guarantor and all of its Subsidiaries, in each case measured on a consolidated basis and calculated at the time the Compliance Certificate of a Financial Officer of the Borrower is required to be delivered pursuant to Section 5.01(c).
ARTICLE VII
GUARANTEE
Section 7.01    Guarantee.
(a)    The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise, or at any later maturity date as a result of one or more Extensions) of the Obligations.
(b)    The Guarantor further agrees to pay any and all expenses (including all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Issuing Bank or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Article. This Article shall remain in full force and effect until the Obligations and the obligations of the Guarantor under the guarantee contained in this Article shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

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(c)    No payment or payments made by either Credit Party, any other guarantor or any other Person or received or collected by the Administrative Agent, the Issuing Bank or any Lender from either Credit Party or any other Person by virtue of any action or proceeding or any set‑off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable hereunder for the Obligations until the Termination Date.
(d)    The Guarantor agrees that whenever, at any time or from time to time, it shall make any payment to the Administrative Agent, the Issuing Bank or any Lender on account of its liability hereunder, it will notify the Administrative Agent, the Issuing Bank and such Lender in writing that such payment is made under this Article for such purpose.
Section 7.02    Delay of Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set‑off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent, the Issuing Bank or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent, the Issuing Bank or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent, the Issuing Bank and the Lenders by the Borrower on account of the Obligations are paid in full and the Termination Date has occurred. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent, the Issuing Bank and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required) to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section shall be effective notwithstanding the termination of this Agreement and the occurrence of the Termination Date.
Section 7.03    Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, the Issuing Bank or any Lender may be rescinded by the Administrative Agent, the Issuing Bank or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Bank or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions hereof as the Administrative Agent, the Issuing Bank (or the requisite Lenders,

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as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, the Issuing Bank or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent, the Issuing Bank or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent, the Issuing Bank or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent, the Issuing Bank or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, the Issuing Bank or any Lender against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.
Section 7.04    Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent, the Issuing Bank or any Lender upon this Agreement or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Borrower and the Guarantor, on the one hand, and the Administrative Agent, the Issuing Bank and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower and the Guarantor with respect to the Obligations. This Article shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other documents executed and delivered in connection herewith, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Issuing Bank or any Lender, (b) any defense, set‑off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Guarantor against the Administrative Agent, the Issuing Bank or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Article, in bankruptcy or in any other instance.
When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent, the Issuing Bank and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Issuing Bank or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not

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relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Issuing Bank or any Lender against the Guarantor. This Article shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Agreement shall have been satisfied by the occurrence of the Termination Date, and notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.
Section 7.05    Reinstatement. This Article shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Issuing Bank or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Credit Party or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
Section 7.06    Payments. The Guarantor hereby agrees that all payments required to be made by it hereunder will be made to the Administrative Agent without set‑off or counterclaim in accordance with the terms of the Obligations, including in the currency in which payment is due.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by either Credit Party (or any of its officers) in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    either Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Credit Parties' existence), 5.08 or in Article VI;

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(e)    either Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;
(f)    either Credit Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after expiration of any applicable grace or cure period);
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any obligation under a Hedging Agreement that becomes due as a result of a default by a party thereto other than a Company;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Credit Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Credit Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    either Credit Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    either Credit Party or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;
(k)    one or more final judgments for the payment of money shall be rendered against the Guarantor, the Borrower, any Subsidiary or any combination thereof and either (i) a creditor shall have commenced enforcement proceedings upon any such judgment in an aggregate amount (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $40,000,000 (a "Material Judgment") or (ii) there shall be a period of 30 consecutive days during which a stay of

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enforcement of any Material Judgment shall not be in effect (by reason of pending appeal or otherwise) (it being understood that, notwithstanding the definition of "Default", no "Default" shall be triggered solely by the rendering of such a judgment or judgments prior to the commencement of enforcement proceedings or the lapse of such 30 consecutive day period, so long as such judgments are capable of satisfaction by payment at any time);
(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur; or
(n)    the Guarantee contained in Article VII herein shall cease, for any reason, to be in full force and effect in any material respect or either Credit Party shall so assert.
Section 8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Maturity Date or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.16) payable to the Administrative Agent in its capacity as such;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees on Letters of Credit) payable to the Lenders, the Swingline Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank, and amounts payable under Sections 2.14, 2.15 or 2.16), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid fees on Letters of Credit, interest on the Loans and other Obligations, ratably among the Lenders, the Swingline Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, ratably among the Lenders, the Swingline Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the Issuing Bank to cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower under Section 2.05(j); and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary

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action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent (a) not to be unreasonably withheld or delayed and (b) not to be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of

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its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
Any resignation by an Issuing Bank or any Swingline Lender, acting in such capacity, pursuant to this Section may also, at the election of such Issuing Bank or Swingline Lender in writing, constitute its resignation as either or both Issuing Bank and Swingline Lender, as such notice shall specify. If the Issuing Bank, acting in such capacity, resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in LC Disbursements pursuant to Section 2.05(d). If a Swingline Lender, acting in such capacity, resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for

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the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

ARTICLE X
MISCELLANEOUS
Section 10.01    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Guarantor, the Administrative Agent or the Swingline Lenders, or the Issuing Bank to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.01; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through Electronic Systems to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished using Electronic Systems pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet

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or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Electronic Systems.
(i)    Each Lender Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)     Any Electronic System used by the Administrative Agent is provided "as is" and "as available". The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, the Guarantor, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through an Electronic System, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, the Guarantor, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Lender Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
(d)    Change of Address, Etc. Each of the Borrower, the Guarantor, the Administrative Agent, the Issuing Bank and the Swingline Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone

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number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time, at the request of the Administrative Agent, to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material, non‑public information with respect to the Borrower, the Guarantor or their securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.02    Amendments, Etc.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Credit Parties therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

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(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent, the waiver of any Default or Event of Default, mandatory prepayments or other mandatory reduction of Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the guarantee contained in Article VII, without the written consent of each Lender, (vi) waive any of the conditions precedent to the Closing Date set forth in Section 4.01 without the written consent of each Lender or (vii) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be, and (ii) notwithstanding anything herein to the contrary, amendments and waivers to (A) the Letter of Credit Documents will only require the consent of the Borrower and the Issuing Bank, and (B) any Fee Letter will only require the consent of the parties to each such Fee Letter.
Notwithstanding anything to the contrary contained in this Section 10.02 or any Loan Document, (a) the Borrower and the Administrative Agent may, without the input or consent of any other Lender except as provided below, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.20 and Section 2.21 in accordance with the respective terms of Section 2.20 and Section 2.21, (including any definitions relating to or necessary to effectuate the foregoing) (and the Administrative Agent is hereby expressly authorized on behalf of the Lenders and the Issuing Bank), (b) if the Administrative Agent and the Borrower have jointly identified an obvious error or any vagueness, ambiguity, omission, mistake, typographical error, conflict or inconsistency or other defect or any error or omission or defect of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted (and the Administrative Agent is hereby expressly authorized on behalf of the Lenders and the Issuing Bank) to amend such provision and (c) the Administrative Agent and the Borrower, may, without the input or consent of the Required Lenders or any other

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Lender, effect amendments to this Agreement or any other Loan Document, as may be necessary or appropriate, in the opinion of the Administrative Agent, in connection with the addition or replacement of an Issuing Bank or the addition or replacement of any Swingline Lender. Notwithstanding the foregoing, with respect to (1) the addition of any Augmenting Lender under Section 2.20, and/or (2) any Extension, the written consent of both the Issuing Bank and the Swingline Lenders must be obtained (each such consent not to be unreasonably withheld or delayed) prior to effecting such increase under Section 2.20 or such Extension.
Section 10.03    Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender) hereunder and under the other Loan Documents, (c) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.15), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to either Credit Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.17, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, but in the case of legal fees and expenses limited to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Swingline Lenders, the Issuing Bank and the Lenders, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Swingline Lenders, the Issuing Bank and the Lenders, in connection with the enforcement or protection of its rights in connection with this

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Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, with respect to reimbursement under this subsection (iii), the obligation of the Borrower to reimburse fees, charges and disbursements of counsel is limited to one counsel for the Administrative Agent and one counsel for the other entitled parties collectively, except that, if an actual conflict exists, the Borrower shall be responsible for the reasonable and documented out-of-pocket legal costs for additional counsel for each such party subject to such conflict. Notwithstanding the foregoing, legal fees and expenses owed to an Indemnitee in connection with an indemnity claim shall only be payable by the Borrower in accordance with the terms of clause (b) below.
(b)    The Credit Parties shall jointly and severally indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, but in the case of legal fees and expenses limited to the fees, charges and disbursements of one counsel for the Administrative Agent and one counsel for the Indemnitees, taken as a whole, (except that, if an actual conflict exists, the Borrower shall be responsible for the legal fees and expenses for additional counsel for each such Indemnitee subject to such conflict) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Company, or any Environmental Liability related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or any Company is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties in connection with any disputes solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Affiliates (other than any disputes against the Administrative Agent or Arranger in its capacity as such). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that either Credit Party fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative

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Agent, the Issuing Bank or the Swingline Lenders, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lenders in their capacity as such. The Administrative Agent, the Issuing Bank or the Swingline Lenders shall have the right to deduct any amount owed to it by any Lender under this subsection (c) from any payment made by it to such Lender hereunder.
(d)    To the extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(f)    All amounts due under this Section shall be payable promptly after written demand and invoice therefor.
Section 10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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Section 10.06    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender in violation of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)
(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that (I) the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within eleven (11) Business Days after having received written notice thereof; (II) requests for approval of the Borrower shall be delivered both telephonically and by written request in accordance with the notice provisions of Section 10.01; (III) upon a timely request from the Borrower for reasonable information regarding any potential assignee, the eleven Business Day notice period will be suspended until, and re-commence upon, delivery of such information to the Borrower; and (IV) in no event shall the Borrower have fewer than five (5) Business Days to consent to an assignment after receipt of such information. Notwithstanding the foregoing, no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
(C)    the Issuing Bank.

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(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 10.06(b), the term "Ineligible Institution" has the following meaning:
"Ineligible Institution" means a (a) natural person or (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the

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case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and each Credit Party, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Administrative Agent shall make copies of the Register available to the Borrower for its inspection solely as to entries pertaining to it (but not to any other Person), any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable request of the Borrower.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.06(b), 2.17(d), or 10.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may sell participations to one or more banks or other entities (a "Participant"), other than an Ineligible Institution, with the consent of the Borrower, provided that, the Borrower shall be deemed to have consented to such participation unless it shall have objected thereto by written notice to both the Administrative Agent and such Lender requesting the Borrower's consent within five Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for a participation

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to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Credit Parties, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or Letter of Credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 87

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.07    Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 10.04 and 10.05(b) and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 10.08    Counterparts; Integration; Effectiveness; Amendment and Restatement. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement; provided, however, that such actual executed signature page shall be delivered to the Administrative Agent by hand, overnight courier service or mailed by certified or registered mail within ten Business Days thereafter. This Agreement amends and restates in its entirety the Existing Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the Indebtedness outstanding in connection with the Existing Agreement nor does it constitute a novation with respect to such Indebtedness. For all matters arising prior to the Closing Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Agreement and the "Loan Documents" as defined in the Existing Agreement (as each is unmodified by this Agreement) shall control and are hereby ratified and confirmed.

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 88

Section 10.09    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.09, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by debtor relief laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.10    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Bank and the Swingline Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Credit Party against any of and all the Obligations of such Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 10.11    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 89

LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EITHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.11(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.12    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.13    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives (including accountants, legal counsel and other advisors) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 90

to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (g) with the prior written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than either Credit Party; provided, that such source is not known to be subject to any confidentiality obligations to any Company. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to be responsible for any breach of this Section 10.13 that results from the acts or omissions of its respective Affiliates and its and its Affiliates respective partners, directors, officers, employees, agents, trustees, advisors and representatives (including accountants, legal counsel and other advisors). For the purposes of this Section, "Information" means all information received from or on behalf of any Company relating to any Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by or on behalf of such Company; provided that, in the case of information received from any Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is expressly agreed among the parties hereto that each Arranger, the Administrative Agent, each Swingline Lender, each Issuing Bank and each Lender may, to the extent that such any such information is publicly available other than as a result of a breach of this Section by such Person, disclose and/or confirm any such information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT IN CONNECTION WITH THIS AGREEMENT AND IN CONNECTION WITH OTHER POTENTIAL TRANSACTIONS MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR THE ADMINISTRATIVE AGENT IN CONNECTION WITH, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT AND IN CONNECTION WITH OTHER POTENTIAL TRANSACTIONS WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL, NON PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 91

CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL, NON PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm's‑length commercial transactions between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for either Credit Party or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Lender or any Arranger has any obligation to the Credit Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests to the Credit Parties or their Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16    Electronic Execution of Assignments and Certain Other Documents. The words "execution," "signed," "signature," "delivery," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents)

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 92

shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.17    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti‑money laundering rules and regulations, including the Act.
Section 10.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 93

[Signatures on Following Pages.]

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 94

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLOCK FINANCIAL LLC
By:	/s/ Joel L. Campbell
Name: Joel L. Campbell
Title: Vice President and Treasurer

H&R BLOCK, INC.
By:	/s/ Joel L. Campbell
Name: Joel L. Campbell
Title: Vice President and Treasurer

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 95

JPMORGAN CHASE BANK, N.A. as
Administrative Agent
By:	/s/ Gregory T. Martin
Gregory T. Martin
Executive Director

JPMORGAN CHASE BANK, N.A. as a
Lender, the Issuing Bank and Swingline Lender
By:	/s/ Gregory T. Martin
Gregory T. Martin
Executive Director

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 96

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Dianne M. Smith
Dianne M. Smith
Senior Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 97

SUNTRUST BANK, as a Lender

By:	/s/ Garrett O'Malley
Name:	Garrett O'Malley
Title:	Director

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 98

TD Bank, N.A., as a Lender

By:	/s/ Shreya Shah
Name:	Shreya Shah
Title:	Senior Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 99

U.S.Bank National Association, as a Lender

By:	/s/ Tim Landro
Name:	Tim Landro
Title:	Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 100

BMO Harris Bank, as a Lender

By:	/s/ Chad Rock
Name:	Chad Rock
Title:	Director

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 101

Compass Bank dba BBVA Compass, as a Lender

By:	/s/ Susana Campuzano
Name:	Susana Campuzano
Title:	Senior Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 102

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matt Corcoran
Name:	Matt Corcoran
Title:	Senior Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 103

___Royal Bank of Canada___, as a Lender

By:	/s/ Jacky Lai
Name:	Jacky Lai
Title:	Authorized Signer

By:	/s/Nichole Bradshaw
Name:	Nicole Bradshaw
Title:	NCG Finance

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 104

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Beth Rue
Beth Rue
Director

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 105

Regions Bank, as a Lender

By:	/s/ Anne D. Silvestri
Name:	Anne D. Silvestri
Title:	Senior Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 106

Fifth Third Bank, as a Lender

By:	/s/ Lafayette J. Ford
Name:	Lafayette J. Ford
Title:	Senior Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 107

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Suzannah Valdivia
Name:	Suzannah Valdivia
Title:	Senior Vice President

FIRST AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT – Page 108

SCHEDULE 2.01A
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$200,000,000	10.000%
Bank of America, N.A.	$200,000,000	10.000%
SunTrust Bank	$200,000,000	10.000%
TD Bank, N.A.	$200,000,000	10.000%
U.S. Bank National Association	$200,000,000	10.000%
BMO Harris Bank	$150,000,000	7.500%
Compass Bank dba BBVA Compass	$150,000,000	7.500%
PNC Bank, National Association	$150,000,000	7.500%
Royal Bank of Canada	$150,000,000	7.500%
Wells Fargo Bank, National Association	$150,000,000	7.500%
Regions Bank	$100,000,000	5.000%
Fifth Third Bank	$75,000,000	3.800%
KeyBank National Association	$75,000,000	3.800%

Total	$2,000,000,000	100.000%

SCHEDULE 2.01 – Solo Page

SCHEDULE 2.01B
SWINGLINE COMMITMENTS

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$200,000,000	100.000%

Total	$200,000,000	100.000%

SCHEDULE 2.01B – Solo Page

SCHEDULE 2.01C
LETTER OF CREDIT COMMITMENTS

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$50,000,000	100.000%

Total	$50,000,000	100.000%

SCHEDULE 2.01C – Solo Page

SCHEDULE 3.04(a)
GUARANTEE OBLIGATIONS

None.

SCHEDULE 3.04(a) – Solo Page

SCHEDULE 3.06
DISCLOSED MATTERS

None.

SCHEDULE 3.06 – Solo Page

SCHEDULE 3.13
SUBSIDIARIES

•    The following is a list of the direct and indirect subsidiaries of H&R Block, Inc., a Missouri corporation.

Entity Name	Domestic Jurisdiction	Material
Aculink Mortgage Solutions, LLC	Florida	No
AcuLink of Alabama, LLC	Alabama	No
Ada Services Corporation	Massachusetts	No
BFC Transactions, Inc.	Delaware	No
Block Financial LLC	Delaware	No
Blue Acres SCS	Luxembourg	No
Blue Fountains LLC	Delaware	No
Companion Insurance, Ltd.	Missouri	No
Companion Mortgage Corporation	Delaware	No
Emerald Financial Services, LLC	Delaware	Yes
EquiCo, Inc.	California	No
Everyday Financial Services LLC	Missouri	No
Financial Marketing Services, Inc.	Michigan	No
Franchise Partner, Inc.	Nevada	No
H&R Block (India) Private Limited	India	No
H&R Block Canada Financial Services, Inc.	Federally Chartered	No
H&R Block Canada, Inc.	Federally Chartered	Yes
H&R Block Client Research & Support Services, LLC	Missouri	No
H&R Block Eastern Enterprises, Inc.	Missouri	Yes
H&R Block Enterprises LLC	Missouri	Yes
H&R Block Group, Inc.	Delaware	No
H&R Block Health Insurance Agency, Inc.	Delaware	No
H&R Block Insurance Agency, Inc.	Delaware	No
H&R Block Limited	New South Wales	Yes
H&R Block Management, LLC	Delaware	No
H&R Block Semco Consulting Ltda.	São Paulo	No
H&R Block Tax Institute, LLC	Missouri	No
H&R Block Tax Resolution Services, Inc.	Delaware	No
H&R Block Tax Services LLC	Missouri	No
Harbor Business Services, Inc.	Delaware	No
HRB Australia Holdings Pty Limited	Australia	No
HRB Australia Innovations Pty Limited	Australia	No

SCHEDULE 3.13 – Page 1

HRB Australia IP Holdings Pty Limited	Australia	No
HRB Business Innovations LLC	Missouri	No
HRB Canada Holdings, ULC	Alberta	No
HRB Deployment & Support LLC	Missouri	No
HRB Development, LLC	Missouri	No
HRB Digital LLC	Delaware	No
HRB Expertise LLC	Missouri	No
HRB Global Concepts Unlimited Company	Ireland	No
HRB Global Holdings S.à r.l.	Luxembourg	No
HRB Global Unlimited	Bermuda	No
HRB Green Resources LLC	Delaware	No
HRB GTC Holdings Unlimited	Bermuda	No
HRB GTC Ireland Unlimited Company	Ireland	No
HRB Innovations, Inc.	Delaware	No
HRB International LLC	Missouri	No
HRB International Management LLC	Missouri	No
HRB International Technology LLC	Nevada	No
HRB Luxembourg Financing S.à r.l.	Luxembourg	No
HRB Luxembourg Holdings S.à r.l.	Luxembourg	No
HRB Luxembourg S.à r.l.	Luxembourg	No
HRB Mortgage Holdings, LLC	Delaware	No
HRB Participant I LLC	Delaware	No
HRB PR Enterprises LLC	Nevada	No
HRB Products LLC	Missouri	No
HRB Professional Resources LLC	Delaware	No
HRB Resources LLC	Delaware	No
HRB Retail Support Services LLC	Missouri	No
HRB Supply LLC	Delaware	No
HRB Tax Group, Inc.	Missouri	Yes
HRB Technology Holding LLC	Delaware	No
HRB Technology LLC	Missouri	No
Latino Tax and Business Services, LLC	Delaware	No
New Castle HoldCo LLC	Delaware	No
OOMC Residual Corporation	New York	No
RedGear Technologies, Inc.	Missouri	No
RSM EquiCo, Inc.	Delaware	No
Sand Canyon Acceptance Corporation	Delaware	No
Sand Canyon Corporation	California	No
Sand Canyon Securities Corp.	Delaware	No
Sand Canyon Securities II Corp.	Delaware	No
Sand Canyon Securities III Corp.	Delaware	No
Sand Canyon Securities IV LLC	Delaware	No
ServiceWorks, Inc.	Delaware	No

SCHEDULE 3.13 – Page 2

TaxWorks, Inc.	Delaware	No
Woodbridge Mortgage Acceptance Corporation	Delaware	No

SCHEDULE 3.13 – Page 3

SCHEDULE 6.04(b)
ADDITIONAL BUSINESSES

• Businesses that offer products and services typically provided by finance companies, banks and other financial service providers, including consumer finance and mortgage loan related products and services, credit products, insurance products, check cashing, money orders, wire transfers, stored value cards, bill payment services, notary services and similar products and services.
• Selling or providing products or services, financial or otherwise, via digital (software or on-line), retail or other channels to current, prior or new tax clients, referrals, businesses or other interested parties.

SCHEDULE 6.04(b) – Solo Page

SCHEDULE 6.06
EXISTING RESTRICTIONS

•
Indenture dated as of October 20, 1997 (the "October 20, 1997 Indenture"), by and between the Credit Parties and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) (the "First Trustee"), along with the:

o	The First Supplemental Indenture dated as of April 18, 2000, among the Credit Parties, the First Trustee and The Bank of New York, as separate trustee under the Indenture;

o
The Officers' Certificate of the Borrower dated October 25, 2012 establishing the terms of the Borrower's 5.50% Notes due 2022, which are guaranteed by the Guarantor pursuant to the guarantees endorsed on said Notes;

o	The Second Supplemental Indenture dated as of September 30, 2015, among the Credit Parties, the First Trustee and U.S. Bank National Association, as separate trustee under the Indenture; and

o
The Officers' Certificate of the Borrower dated September 30, 2015 establishing the terms of the Borrower’s 4.125% Notes due 2020 and the Borrower’s 5.250% Notes due 2025, which are guaranteed by the Guarantor pursuant to the guarantees endorsed on said Notes.

•	H&R Block Insurance Agency must maintain the minimum capital required by Missouri law, plus appropriate loss reserves, which are restricted.

•	HRB Luxembourg Holdings S.à r.l. must maintain certain assets in order to hold H&R Block’s TIF Asset.

•	Additional capital or asset requirements in an amount not to exceed $500,000 for any Subsidiary individually.

SCHEDULE 6.06 – Solo Page

SCHEDULE 10.01
ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER or GUARANTOR:
Block Financial LLC
H&R Block, Inc.
One H&R Block Way
Kansas City, MO 64105
Attention: Scott W. Andreasen
Telephone: 816 854‑3758
Telecopier: 816 802‑1043
Electronic Mail: Scott.Andreasen@HRBlock.com
-and-
Attention: Joel Campbell
Telephone: 816 854‑5559
Telecopier: 816 854‑8045
Electronic Mail: Joel.Campbell@HRBlock.com
Website Address: www.HRBlock.com
U.S. Taxpayer Identification Number: 52‑1781495 (Borrower)/ 44‑0607856 (Guarantor)
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Douglas R. Urquhart, Esq.
Telephone: 212 310‑8001
Telecopier: 212 310‑8007
Electronic Mail: douglas.urquhart@weil.com

ADMINISTRATIVE AGENT:
Administrative Agent's Office
(for payments and Requests for Loans):
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
Mail Code: IL 1-0010
10 S. Dearborn Street, Floor L2
Chicago, IL 60603-2300
Attention: Pastell L. Jenkins
Telephone: 312-732-2568

SCHEDULE 10.01 – Page 1

Telecopier: 888-292-9533
Electronic Mail: Jpm.agency.cri@jpmorgan.com

Other Notices as Administrative Agent:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 3rd Floor, TX1-2903
Dallas, TX 75201
Attention: Gregory T. Martin
Telephone: 214 965-2171
Telecopier: 214-965-2044
Electronic Mail: gregory.t.martin@jpmorgan.com

SWINGLINE LENDER:
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
Mail Code: IL 1-0010
10 S. Dearborn Street, Floor L2
Chicago, IL 60603-2300
Attention: Pastell L. Jenkins
Telephone: 312-732-2568
Telecopier: 888-292-9533
Electronic Mail: Jpm.agency.cri@jpmorgan.com

SCHEDULE 10.01 – Page 2

EXHIBIT A
FORM OF REVOLVING LOAN NOTICE
Date: ______________, ___
Administrative Agent            Copy to:
JPMorgan Chase Bank, N.A.        JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
Mail Code: IL1-0010
10 S. Dearborn Street, Floor L2     2200 Ross Avenue, 3rd Floor, TX1-2903
Chicago, IL 60603-2300        Dallas, TX 75201
Attn:     Pastell L. Jenkins        Attn: Gregory T. Martin
Phone: (312) 732-2568        Phone: (214) 965-2171
Fax:    (888) 292-9533        Fax:     (214) 965-2044

Reference is made to that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Block Financial LLC, a Delaware limited partnership (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
The undersigned hereby requests a Borrowing of Revolving Loans1
1.    The date and time of the phone call requesting the Borrowing/Conversion/Continuation was __________ (must be prior to 3:00 p.m. NYC if Eurodollar, 1:00 p.m. NYC if ABR)
2.    On ________________ (a Business Day).
3.    In the amount of $________________________. ($[▲] Billion maximum outstanding, $15 million minimum, $5 million increments)
4.    Type of Borrowing requested: ________________________.
        (ABR Borrowing or Eurodollar Borrowing)
5.    For Eurodollar Loans: with an Interest Period of _______ [weeks][months]. (must be 1 week, 2 weeks, 1 month, 2 months, 3 months or 6 months)
The Revolving Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.
Proceeds required to be wired by 4:00 p.m. NYC to Block Financial LLC as follows:
SunTrust Bank
ABA #061000104

1 To be used for Revolving Loan Borrowings.
EXHIBIT A, Form of Revolving Loan Notice – Page 1

Credit: Block Financial LLC
Credit Account #: 1000143042306
Attn: Corporate Treasury

If you have any questions, please feel free to contact Joel Campbell at 816-854-5559, Stephanie Hiersche at 816-854-4206 or David Staley at 816-854-4239.

BLOCK FINANCIAL LLC
By:
Name:
Title:

EXHIBIT A, Form of Revolving Loan Notice – Page 2

Date: ______________, ___
Administrative Agent            Copy to:
JPMorgan Chase Bank, N.A.        JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
Mail Code: IL1-0010
10 S. Dearborn Street, Floor L2     2200 Ross Avenue, 3rd Floor, TX1-2903
Chicago, IL 60603-2300            Dallas, TX 75201
Attn:     Pastell L. Jenkins        Attn: Gregory T. Martin
Phone: (312) 732-2568        Phone: (214) 965-2171
Fax:    (888) 292-9533        Fax:     (214) 965-2044

Reference is made to that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Block Financial LLC, a Delaware limited partnership (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
This fax is to confirm the phone Interest Election Request for a Borrowing as required in Section 2.07. 2

1.    The initial Funding date of the Borrowing was________________.

2.    The amount of the Borrowing was________________.

3.    Type of Borrowing was: ________________.

4. Interest Period elected: ________________.
(must be 1 week, 2 weeks, 1 month, 2 months, 3 months or 6 months)

5.    Effective date and ending date of this Interest Period Election:
Effective Date: ________________.
and Ending Date: ________________.
(per definition of Interest Period)

6. Resulting Borrowing: ________________.
(ABR Borrowing or Eurodollar Borrowing)

7.     The date and time of the Interest Election Request: ________________.
(must be prior to 3:00 p.m. NYC three days prior to Interest Period ending date)

2 To be used for Conversions/Continuations
EXHIBIT A, Form of Revolving Loan Notice – Page 1

If you have any questions, please feel free to contact Joel Campbell at 816-854-5559, Stephanie Hiersche at 816-854-4206 or David Staley at 816-854-4239.

BLOCK FINANCIAL LLC
By:
Name:
Title:

EXHIBIT A, Form of Revolving Loan Notice – Page 2

EXHIBIT B
FORM OF SWINGLINE LOAN NOTICE
Date: __________, _____
Administrative Agent            Copy to:
JPMorgan Chase Bank, N.A.        JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
Mail Code: IL1-0010
10 S. Dearborn Street, Floor L2     2200 Ross Avenue, 3rd Floor, TX1-2903
Chicago, IL 60603-2300            Dallas, TX 75201
Attn:     Pastell L. Jenkins        Attn: Gregory T. Martin
Phone: (312) 732-2568        Phone: (214) 965-2171
Fax:    (888) 292-9533        Fax:     (214) 965-2044
Ladies and Gentlemen:
Reference is made to that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Block Financial LLC, a Delaware limited partnership (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
This fax is to confirm the telephonic request for a Swingline Loan as required in Section 2.04.

1.	The date and time of the phone call requesting the Swingline loan was: _________ (must be prior to 3:00 p.m. NYC)

2.    On _______________________________ (a Business Day).

2.	In the amount of $_________________. ($150 million maximum, $15 million minimum, $5 million increments)
The Swingline Borrowing requested herein complies with the requirements of the first sentence of Section 2.04(a) of the Agreement.
Proceeds required to be wired by 4:00 p.m. NYC to Block Financial Corporation as follows:
SunTrust Bank
ABA #061000104
Credit: Block Financial LLC
Credit Account #: 1000143042306
Attn: Corporate Treasury

EXHIBIT B, Form of Swingline Loan Notice – Page 1

If you have any questions, please feel free to contact, Joel Campbell at 816-854-5559, Stephanie Hiersche at 816-854-4206 or David Staley at 816-854-4239.

BLOCK FINANCIAL LLC
By:
Name:
Title:

EXHIBIT B, Form of Swingline Loan Notice – Page 2

EXHIBIT C
FORM OF NOTE
FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.09(a) of the Agreement with respect to Swingline Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non‑payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BLOCK FINANCIAL LLC
By:
Name:
Title:

EXHIBIT C, Form of Note ‑ Page 1

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal	Outstanding
	Type of	Amount of	End of	or Interest	Principal
	Loan	Loan	Interest	Paid This	Balance	Notation
Date	Made	Made	Period	Date	This Date	Made By

EXHIBIT C, Form of Note ‑ Page 2

EXHIBIT D
FORM OF CERTIFICATE OF FINANCIAL OFFICER
(COMPLIANCE CERTIFICATE)

Financial Statement Date: _____________, ______

Administrative Agent            Copy to:
JPMorgan Chase Bank, N.A.        JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
Mail Code: IL1-0010
10 S. Dearborn Street, Floor L2     2200 Ross Avenue, 3rd Floor, TX1-2903
Chicago, IL 60603-2300        Dallas, TX 75201
Attn:     Pastell L. Jenkins        Attn: Gregory T. Martin
Phone: (312) 732-2568        Phone: (214) 965-2171
Fax:    (888) 292-9533        Fax:     (214) 965-2044

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit and Guarantee Agreement dated as of September 22, 2016 (as the same may have been amended, restated, amended and restated, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among Block Financial LLC (the "Borrower"), H&R Block, Inc. (the "Guarantor"), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank and Swingline Lender.

The undersigned Financial Officer of the [Borrower] [Guarantor] hereby certifies, in his/her official capacity as such and not individually, that as of the date hereof that he/she is the                             of the [Borrower] [Guarantor], and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the [Borrower] [Guarantor], and that:
[Use following paragraph 1 for fiscal year-end financial statements that have not been filed with the Securities and Exchange Commission]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of the Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.1
[Use following paragraph 1 for fiscal year-end financial statements that have been filed with the Securities and Exchange Commission]

1 Sections 5.01(a) and (b) of the Agreement may be satisfied with respect to the information of Guarantor and each of its Subsidiaries required thereby to the extent the applicable consolidated financial statements of Guarantor and its Subsidiaries, or Guarantor's Form 10-K or Form 10-Q, as applicable, are filed with the SEC and available publicly, in each case, by the deadlines set forth in Sections 5.01(a) and (b) of the Agreement.
EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Page 1

1.    The year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of the Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section are on file with the Securities and Exchange Commission.1
[Use following paragraph 1 for fiscal quarter-end financial statements that have not been filed with the Securities and Exchange Commission]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of the [Borrower] [Guarantor] ended as of the above date. Such financial statements fairly in all material respects present the financial condition and results of operations of the [Borrower] [Guarantor] and its consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.1
[Use following paragraph 1 for fiscal quarter-end financial statements that have been filed with the Securities and Exchange Commission]
1.    The unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of the [Borrower] [Guarantor] ended as of the above date are on file with the Securities and Exchange Commission. Such financial statements fairly in all material respects present the financial condition and results of operations of the [Borrower] [Guarantor] and its consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.1
2.    No Default has occurred and is continuing as of the date hereof [add, if applicable: except the following list of each Default and its nature, status and any action taken or proposed to be taken with respect thereto].
3.    [No change in GAAP or in the application thereof has occurred since April 30, 2016 [add, if applicable: except the following list of each change in GAAP and/or any application thereof and the effect of such change on the financial statements attached hereto as Schedule 12]].
4.    The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date set forth above pursuant to Sections 6.01 and 6.07 of the Agreement.
5.    [Attached hereto as Schedule 3 is a cumulative list of all (a) events described in Section 8.01(h) or (i) of the Agreement and (b) dispositions of assets in accordance with the terms of Section 6.04 of the Agreement that have occurred since the Closing Date with respect to any of the Affected Non-Material Subsidiaries.] During the fiscal quarter for which this Certificate is being delivered, neither of the events or dispositions of (a) and (b) preceding occurred with respect to any of the Affected Non-Material Subsidiaries [add, if applicable: except as hereafter listed on Schedule 3].

2 To the extent such change in GAAP or application thereof is required by the SEC to be included in the Guarantor's public filings, there shall be no obligation to include such information in this Certificate.
EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Page 2

6.    [Attached hereto as Schedule 4 is a cumulative accounting of each Specified Equity Contribution in accordance with the terms of Section 6.01(c) of the Agreement that has occurred since the Closing Date, including the date and amount of such Specified Equity Contribution.] During the fiscal quarter for which this Certificate is being delivered, no Specified Equity Contribution occurred [add, if applicable: except as hereinafter described on Schedule 4 and such Specified Equity Contribution is in no greater amount than necessary to cure the financial covenant Default as provided for in Section 6.01(c) of the Agreement].

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Page 3

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

[BLOCK FINANCIAL LLC]

By:    __________________________
Name:    __________________________
Title:    __________________________

[H&R BLOCK, INC.]

By:    __________________________
Name:    __________________________
Title:    __________________________

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Signature Page

SCHEDULE 1

Financial Statements

[See Attached]

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Schedule 1

SCHEDULE 2

Financial Covenants

Fiscal quarter/fiscal year ending date: ______________, ______ ("Statement Date")

I.    LEVERAGE RATIO

A.	CONSOLIDATED EBITDA (for the four fiscal quarters ending on Statement Date ("Subject Period"):

(1)	Consolidated Net Income:	$__________

(2)	any Specified Equity Contribution made during such period as specified on Schedule 4 attached hereto:	+ $__________
plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income,

(3)	Interest Expense:	+ $__________

(4)	expense for taxes paid or accrued:	+ $__________

(5)	depreciation:	+ $__________

(6)	amortization:	+ $__________

(7)	non-cash impairment charges:	+ $__________

(8)	extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business:	+ $__________

minus, to the extent included in Consolidated Net Income,

(9)	any cash payments made during such period in respect of items described in item (8) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred:	- $__________

plus, to the extent applicable,

(10)
Pro forma impact of acquisitions or dispositions made by Guarantor or any Subsidiary, as if such acquisition or disposition occurred on the first day of Subject Period (see attached schedule for detail):
+/ - $__________

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Schedule 2

(11)	Consolidated EBITDA (sum of item A(1) through item A(10)):	= $__________

B.	CONSOLIDATED TOTAL INDEBTEDNESS

(1)	TOTAL DEBT (for Guarantor and its Subsidiaries on a consolidated basis) (at Statement Date)
(a)	all obligations of such Person for borrowed money:	$__________
(b)	all obligations evidenced by bonds, debentures, notes or similar instruments:	+ $__________
(c)	all obligations of such Person upon which interest charges are customarily paid, provided that this provision shall not include any such obligations constituting trade payables of such Person	+ $__________
(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, excluding such obligations arising from a true sale:	+ $__________
(e)
all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, accrued expenses incurred in the ordinary course of business, and such obligations arising from a true sale):
+ $__________
(f)
all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed:
+ $__________
(g)	all Guarantees by such Person of Indebtedness of others:	+ $__________
(h)	all Capital Lease Obligations of such Person:	+ $__________
(i)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances:	+ $__________
(j)	all obligations constituting debt in connection with any Receivables Transaction to the extent such transactions are not true sales:	+ $__________
(2)

Cash Available for Distribution at Statement Date, provided that the amount of Cash Available for Distribution shall not exceed the aggregate amount of short-term debt constituting Total Debt on such date (see attached schedule):
- $__________

(3)	(1) Total Debt minus (2) Cash Available for Distribution:	= $__________

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Schedule 2

(C)	Leverage Ratio – Ratio of Line I(B)(3) to I(A)(11):	= __________x

	Maximum Permitted:	[3.50][1] [4.50][2] to 1.00

II. INTEREST COVERAGE RATIO

(A) CONSOLIDATED EBITDA
(1) Line I(A)(11) = $__________

(B) INTEREST EXPENSE

(1) Line I(A)(3) = $__________

(C) Interest Coverage Ratio – Ratio of Line II(A)(1) to Line II(B)(1)= __________x

Maximum Permitted: 2.50 to 1.00

III.	AGGREGATE TOTAL ASSETS OF AFFECTED NON-MATERIAL SUBSIDIARIES

Aggregate total assets at Statement Date of Affected
Non-Material Subsidiaries:                         = $__________

Maximum (20% of aggregate total assets
at Statement Date of Guarantor and all of its Subsidiaries):     = $__________

IV.	AGGREGATE TOTAL REVENUES OF AFFECTED NON-MATERIAL SUBSIDIARIES

Aggregate total revenues for Subject Period of
Affected Non-Material Subsidiaries:                     = $__________

Maximum (20% of aggregate total revenues
for Subject Period of Guarantor and all of its Subsidiaries):     = $__________

1 For any fiscal quarter ending April 30th, July 31st or October 31st of each year.
2 For the fiscal quarter ending January 31st of each year.

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Schedule 2

SCHEDULE 3

Cumulative Listing of All Events Described in Section 8.01(h) or (i) of the Agreement and Dispositions of Assets Pursuant to Section 6.01 of the Agreement

[See Attached]

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Schedule 3

SCHEDULE 4

Specified Equity Contributions

[See Attached]

EXHIBIT D, Form of Certificate of Financial Officer (Compliance Certificate) – Schedule 4

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/ of [identify Lender]]

3.	Borrower(s):	Block Financial LLC

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

EXHIBIT E, Form of Assignment and Assumption ‑ Page 1

5.	Credit Agreement:
The $2,000,000,000 First Amended and Restated Credit and Guarantee Agreement dated as of September 22, 2016 among Block Financial LLC, as Borrower, H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender

6.    Assigned Interest

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
    Name:
    Title:

EXHIBIT E, Form of Assignment and Assumption ‑ Page 2

ASSIGNEE

[NAME OF ASSIGNEE]

By:
    Name:
    Title:

EXHIBIT E, Form of Assignment and Assumption ‑ Page 3

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
    Name:
    Title:

Consented to:

BLOCK FINANCIAL LLC
as Borrower

By:
    Name:
    Title:

EXHIBIT E, Form of Assignment and Assumption ‑ Page 4

ANNEX 1
[to Assignment and Assumption]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Agreement.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and

EXHIBIT E, Annex I to Form of Assignment and Assumption – Page 1

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E, Annex I to Form of Assignment and Assumption – Page 2

EXHIBIT F-1
FORM OF U.S. TAX CERTIFICATE (FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Date: __________, _____

Reference is hereby made to that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Block Financial LLC, a Delaware limited liability company (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non‑U.S. Person status on IRS Form W‑8BEN-E or IRS Form W‑8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:    ____________________________________
    Name:
    Title:

EXHIBIT F-1, Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes) ‑ Solo Page

EXHIBIT F-2

FORM OF U.S. TAX CERTIFICATE (FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Date: __________, _____
Reference is hereby made to that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Block Financial LLC, a Delaware limited liability company (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W‑8BEN-E or IRS Form W‑8BEN or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN-E or IRS Form W‑8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT F-2, Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes) – Page 1

[NAME OF LENDER]

By:    ____________________________________
    Name:
    Title:

EXHIBIT F-2, Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes) – Page 2

EXHIBIT F-3

FORM OF U.S. TAX CERTIFICATE (FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Date: __________, _____
Reference is hereby made to that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Block Financial LLC, a Delaware limited liability company (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W‑8BEN-E or IRS Form W‑8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:    ____________________________________
    Name:
    Title:

EXHIBIT F-3, Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes) ‑ Solo Page

EXHIBIT F-4

FORM OF U.S. TAX CERTIFICATE (FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Date: __________, _____
Reference is hereby made to that certain First Amended and Restated Credit and Guarantee Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Block Financial LLC, a Delaware limited liability company (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W‑8BEN- E or IRS Form W‑8BEN or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN-E or IRS Form W‑8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:    ____________________________________
    Name:
    Title:

EXHIBIT F-4, Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes) ‑ Solo Page

EXHIBIT G
FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this "Supplement"), by and among each of the signatories hereto, to the Credit Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Block Financial LLC (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent").
W I T N E S S E T H
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;
WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.20; and
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________].
2. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
3. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
4. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

EXHIBIT G, Form of Increasing Lender Supplement ‑ Page 1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]

By:	____________________________________ Name: Title:
Accepted and agreed to as of the date first written above:
BLOCK FINANCIAL LLC
By

Name:

Title:

Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
By

Name: Title:

EXHIBIT G, Form of Increasing Lender Supplement ‑ Page 2

EXHIBIT H
FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this "Supplement"), to the Credit Agreement, dated as of September 22, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Block Financial LLC (the "Borrower"), H&R Block, Inc., as Guarantor, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent").
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment with respect to Revolving Loans of $[__________].
2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXHIBIT H, Form of Augmenting Lender Supplement ‑ Page 1

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]
4. The Borrower hereby represents and warrants that no Default has occurred and is continuing on and as of the date hereof.
5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[Remainder of this page intentionally left blank]

EXHIBIT H, Form of Augmenting Lender Supplement ‑ Page 2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]

By:	____________________________________ Name: Title:
Accepted and agreed to as of the date first written above:

BLOCK FINANCIAL LLC
By

Name:

Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent
By

Name:

Title:

EXHIBIT H, Form of Augmenting Lender Supplement ‑ Page 3